Exhibit 10.8

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into this 30th day of July, 2012, by and among (i) Craig McKenzie (“Employee”); (ii) ZaZa Energy Corporation, a Delaware corporation (the “Company”); (iii) Sequent Petroleum Management, LLC, a Texas limited liability company (“Sequent”); (iv) Blackstone Oil & Gas, LLC, a Texas limited liability company (“Blackstone”); (v) Omega Energy LLC, a Texas limited liability company (formerly known as Omega Energy Corporation)(“Omega”); and (vi) Lara Energy Inc., a Texas corporation (“Lara”, with each of Blackstone, Omega and Lara referred to individually as a “Grantor” and referred to collectively as “Grantors”).

WHEREAS, Employee is a current employee of the Company; and

WHEREAS, Employee and the Company have agreed to terminate Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the promises and agreements set forth below, Employee and the Company agree as follows:

1.             Separation of Employment. Employee’s employment with the Company shall terminate on August 1, 2012 (the “Separation Date”), and Employee shall receive his salary through September 1, 2012. Employee’s medical benefits shall terminate on August 2, 2013. Employee may have the right to continue his health benefits under COBRA. A letter explaining Employee’s rights under COBRA will be mailed to him under separate cover. Employee hereby resigns as officer and director of the Company, subsidiaries and affiliates immediately.

2.             Payment and Other Consideration. In consideration of the agreements and covenants set forth in this Agreement, (a) the Company agrees to pay Employee $550,000 (the “Payment”) in a lump sum on the later of i) August 1, 2012, (ii) the expiration of the revocation period described in Section 17, or (iii) the return of Company property described in Section 7, subject in each case to applicable payroll withholdings; (b) the Company agrees to pay relocation expenses up to $15,000.00 and travel expenses to Employee up to $15,000; (c) the Company agrees to reimburse Employee for preapproved business expenses incurred up to and including August 1, 2012 on behalf of the Company, including a relocation expense in the amount of $12,000; (d) the Company agrees to pay Employee $3,000 for costs associated with preparation of Employee’s federal and state tax returns; (e) the Company agrees to permit Employee continued use of the corporate apartment he currently occupies through October 31, 2012, and Company will consent to Employee’s request to assume responsibility for apartment lease after October 31, 2012; and (f) on the date this Agreement is executed, Grantors agree to enter into and perform a Restricted Stock Award Agreement with Employee in substantially the form attached hereto as Exhibit I. The Company agrees that the terms of the Restricted Stock Award Agreement attached as Exhibit I are expressly incorporated into this Agreement as if fully stated verbatim herein. Employee agrees to indemnify, defend, and hold the Company and the Released Parties (as defined in Section 3) harmless from any claims, demands, deficiencies, assessments, executions, judgments, or recoveries by any governmental entity for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses, or damages sustained by the Company resulting from the payments under this Agreement. Employee further certifies:

“Under penalties of perjury, I certify (1) that the number shown below is my correct taxpayer identification number (“SSN”), and (2) that I am not subject to backup withholding because (a) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the Internal Revenue Service has notified me that I am no longer subject to backup withholding.”

3.           Released Parties. The term “Released Parties,” as used in this Agreement, shall mean the Company, Sequent, Blackstone, Omega and Lara, and any of their respective past or present employees, representatives, administrators, agents, officials, officers, directors, founders, shareholders, members, divisions, parents, subsidiaries, successors, affiliates, general partners, managers, limited partners, consultants, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, or attorneys.

4.           General Release. In consideration of the Payment, the Restricted Stock Award Agreement and Consulting Services Agreement described in Section 2, Employee, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully, finally, unconditionally and forever releases and discharges each of the Released Parties from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Employee signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of, are incidental to, or are in any way connected with Employee’s employment, or his separation of employment from the Company.

Likewise, in consideration for Employee’s release of claims and for other good and valuable consideration, the Released Parties, on behalf of themselves and their agents, attorneys, heirs, executors, and administrators, fully, finally, unconditionally and forever release and discharge Employee from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Employee signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of, are incidental to, or are in any way connected with Employee’s employment, or his separation of employment from the Company. However, this paragraph 4, in its entirety, is not intended to limit any rights of any insurance carrier for the Company to pursue employee for any claims it may have.

Both the Employee’s and the Released Parties’ releases include but are not limited to the release of:

•                  any action arising under any federal, state, or local statute, such as Title VII of the Civil Rights Act of 1964, Title 12, Section 1790b of the United States Code, and Americans with Disabilities Act, the Age Discrimination in Employment Act, Section 1981 of Title 42, United States Code, the Texas Commission on Human Rights Act,

Chapter 451 of the Texas Labor Code, or other sections of the Texas Labor Code or any other local, state or federal anti-discrimination, anti-retaliation, whistleblower, or civil rights statute, as amended;

•                  any action under common law or in equity, including, but not limited to, claims based on alleged breach of an obligation or duty arising in contract or tort, such as breach of contract, fraud, quantum meruit, wrongful discharge, defamation, infliction of emotional distress, assault, battery, malicious prosecution, false imprisonment, harassment, negligence, gross negligence, and strict liability;

•                  any claim for lost, unpaid, or unequal wages, salary, stock options, unvested restricted stock, severance or any other benefits;

•                  any alleged unlawful act;

•                  or any other claim regardless of the forum in which it might be brought, if any, which Employee has, might have, or might claim to have against any of the Released Parties, for any and all injuries, harm, damages, wages, benefits, salary, reimbursements, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whatsoever and whenever incurred, suffered, or claimed by Employee.

It is expressly agreed and understood by Employee that this release includes, but is not limited to, any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with any and all actions, statements, communications, negotiations, dealings, compensation, employment relationships, and separations of employment between the Company, as a result of any and all alleged acts, omissions, or events, arising in whole or in part prior to the effective date of this Agreement.

Employee acknowledges that in exchange for this release, he has received separate consideration beyond that to which he is otherwise entitled under Company policy or applicable law. Employee specifically acknowledges and agrees that he is not entitled to any money, benefits or consideration other than what is described in this Agreement and the Restricted Stock Award Agreement. Except as otherwise expressly provided herein, Employee intends and agrees that this release shall be effective as a bar to all actions, causes of action, obligations, costs, expenses, attorneys’ fees, damages, debts, duties, losses, claims, liabilities and demands of whatsoever character, nature and kind, whether or not Employee knows that the claim exists at this time. Company acknowledges that nothing in this paragraph 4 limits or restricts Employee’s rights to indemnification as stated in paragraph 9 of this Agreement.

5.           Covenant Not To Sue. Except for an action arising out of a breach of the terms of this Agreement or the Restricted Stock Award Agreement, Employee agrees never to bring (or cause to be brought) any claim, action or proceeding against the Company or any of the Released Parties regarding any act or failure to act that occurred up to and including the date on which the parties sign this Agreement, including but not limited to any claim, action or proceeding relating to Employee’s employment or his separation of employment from the Company. Company agrees never to bring (or cause to be brought) any claim, action or proceeding against Employee regarding any act or failure to act that occurred up to and including this Agreement, including but not limited to any claim, action or proceeding relating to Employee’s performance and/or conduct during his employment or the separation of Employee’s employment with the Company. However, this paragraph is not intended to limit any rights of any insurance carrier for the Company to pursue Employee for any rights it may have.

6.           No Encouragement of Claims. Employee will not directly or indirectly encourage or assist any person or entity who files a lawsuit, charge, claim or complaint against any of the Released Parties unless he is required to render such assistance pursuant to a lawful subpoena or other legal obligation. Employee agrees that he will cooperate with the Company and any Released Party in any claim that may be made against or by any of the Released Parties.

7.           Return of Company Property. Employee agrees to immediately return to the Company all Company property, including but not limited to, files, records, computer hardware and software, printers, phones, pagers, individual computing devices, smart phones of any type, Blackberry and similar devices, keys and all other property or information provided by the Company to Employee.

8.           Non-Disparagement. Employee and Company agree not to make any oral or written statement to any third party that disparages, defames, or reflects adversely upon Employee, any of the Released Parties or their respective products, employees and services. Employee and Company agree that they will not, directly or indirectly, in any capacity or manner, make, express, transmit, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, written, electronically transferred or otherwise, that might be construed to be derogatory or critical of, or negative toward, the other and the Company’s affiliates, directors, officers, contractors, employees, agents or representatives.

9.           Indemnification. Company and Employee agree that Employee expressly does not waive or release the Company and the Released Parties from any obligation to indemnify or advance expenses of defense of any proceeding or matter under the Bylaws of the Company, or any other Agreement between the parties, including the Indemnity Agreement dated June 12, 2012, between the Company and Employee. Employee’s right to indemnification as provided in the Bylaws of the Company and advancement of expenses (as defined in Article 10.2 of the Bylaws of the Company) incurred in defense of a proceeding (as defined in Section 10.1 of the Bylaws of the Company), along with the Employee’s right to bring suit (as defined in Article 10.3 of the Bylaws of the Company) shall survive, as do the provisions of that certain Indemnity Agreement dated June 12, 2012, referenced above. The Employee and Company hereby incorporate Article 10 of the Bylaws of the Company in this Agreement as if fully stated verbatim herein. It is the intention of Company and Employee that Employee shall be provided indemnity to the fullest extent permitted by any agreements between them. Further Employee agrees that any amounts paid to the Company by way of reimbursement from any insurance policies providing insurance coverage applicable to any indemnified claims, is for the benefit of the Company only.

10.         Cooperation. Employee agrees to fully cooperate with the Company and its insurers, and provide his time, knowledge and resources make himself available for testimony in any form, in connection with any asserted or unasserted administrative charge, investigation or proceeding, including any EEOC complaint by any person whether asserted or unasserted as of the date of this Agreement, or in any lawsuit of any nature in any state or federal court in the United States or in any foreign jurisdiction against Employee, the Company, or both of them, arising out of or from Employee’s employment or relationship with the Company, and will make himself available upon reasonable notice, and fully cooperate in connection therewith. The Company agrees to fully reimburse Employee for all reasonably incurred expenses associated with his cooperation with the Company. In the event Employee’s compliance with this paragraph requires more than three consecutive days of Employee’s time, then Company agrees to fully reimburse Employee for his time in an amount equal to the hourly rate of Employee’s base salary while employed with the Company times the number of hours expended by Employee, and for reasonably incurred expenses.

11.         Non-Admission. This Agreement does not constitute an admission by any of the Released Parties that any action that any of them took with respect to Employee was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Employee, and the Company specifically denies any such wrongdoing or violation.

12.         Agreement Inadmissible as Evidence. This Agreement, its execution, and its implementation may not be used as evidence, and shall not be admissible, in a subsequent proceeding of any kind, except one which either party institutes alleging a breach of this Agreement.

13.         Confidentiality. Both Employee and the Company agree that they will not (without the prior written consent of the other) disclose, publish, indicate, or in any manner communicate, the terms and provisions of this Agreement to any other person or entity except: (a) as may be required by law; (b) to their accountants and/or financial advisors to the extent necessary to prepare his necessary tax or financial documents; and (c) to their attorneys; and Employee may disclose the terms of this Agreement to his spouse. Employee and the Company further agree that prior to any such authorized disclosure, each will inform any such person to whom disclosure is to be made that the terms of this Agreement are confidential and each will secure the agreement of any such person to maintain the confidentiality of the terms and provisions of this Agreement.

14.         Partial Termination of Employment Agreement. This Agreement contains the entire agreement and understanding between Employee and the Company concerning only the matters described in this Agreement. It supersedes all prior discussions, negotiations and proposals of the parties relating to the matters described in this Agreement. The terms of this Agreement cannot be changed except in a subsequent document signed by both parties. Employee’s Employment Agreement dated August 24, 2009, (the “Employment Agreement”) is hereby terminated, except that the restrictive covenants, as articulated in Section 9 of the Employment Agreement, including any restriction on dissemination of confidential information or Company employee solicitation, shall remain binding upon Employee in full force and effect. Nothing in this Agreement shall be construed as terminating, affecting or modifying the Waiver of Rights and Claims dated February 21, 2012 or any other agreement between Employee and Company.

15.         Breach of Agreement. Employee agrees that in the event the Company is required to commence an action in law or equity to enforce its rights under any provision of this Agreement and prevails, Employee shall be liable for the reasonable attorneys’ fees and costs incurred by the Company in connection with such action upon a finding of liability for reasonable attorneys’ fees and costs by a court of competent jurisdiction for breach of this Agreement by Employee.

16.         Severability. The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights, or a covenant provided for by Sections 4 and 5 herein, is illegal, void or unenforceable, Employee agrees, at the Company’s option, either to execute promptly a release, waiver and/or covenant that is legal and enforceable or to return promptly to the Company the full amount paid to him pursuant to this Agreement.

17.         ADEA Waiver. Employee acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, which contains releases and waivers. Employee understands that he may take a period of twenty-one (21) days within which to consider this Agreement. Employee understands that he may revoke this Agreement during the seven (7) days following his execution of this Agreement and that this Agreement will not become effective until that seven-day revocation period has expired. In order to revoke this Agreement, Employee must sign and send a written notice to the Company addressed to ZaZa Energy Corporation, 1301 McKinney Street, Suite 3000, Houston, Texas 77010, Attention: Karen Thomas, which shall only be effective if the Company receives it no later than seven days after Employee signs this Agreement. If Employee revokes this Agreement, he will not be entitled to any of the benefits or other consideration, including the Payment or the Stock Award, provided to him in this Agreement.

18.         Knowing and Voluntary Waiver. Employee acknowledges that: (a) he has carefully read this Agreement and fully understands its meaning and effect; (b) he had a full and adequate opportunity and reasonable time period to review this Agreement with an attorney of his choosing before he signed it; (c) he was not coerced into signing this Agreement; (d) he agrees to all the terms of this Agreement and is entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance; and (e) the only consideration for his signing this Agreement are the terms stated herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign this Agreement.

19.         Choice of Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to the law of conflicts of that State. The parties agree that any dispute regarding the enforceability or breach of this Agreement shall be adjudicated in a federal or state court of competent jurisdiction in Houston, Texas.

20.         Counterparts. This Agreement may be executed in counterparts and will be as fully binding as if signed in one entire document.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

ZaZa Energy Corporation

/s/ Craig McKenzie	By:	/s/ Todd A. Brooks
Craig McKenzie	Name:	Todd A. Brooks
Taypayer Identification No.:	Title:	President

Dated: July 30, 2012	Dated: July 30, 2012

Sequent Petroleum Management, LLC

	By:	/s/ David Doll
	Name:	David Doll
	Title:	Manager

Dated: July 30, 2012

Blackstone Oil & Gas, LLC

	By:	/s/ Todd A. Brooks
	Name:	Todd A. Brooks
	Title:	President

Dated: July 30, 2012

Omega Energy LLC

	By:	/s/ Gaston L. Kearby
	Name:	Gaston L. Kearby
	Title:	President

Dated: July 30, 2012

Lara Energy Inc.

By:	/s/ John E. Hearn, Jr.
Name:	John E. Hearn, Jr.
Title:	President

Dated: July 30, 2012